Exhibit 99.1

NEWS RELEASE

CONTINENTAL RESOURCES REPORTS SECOND QUARTER 2019 RESULTS

Increasing Shareholder Returns through Share Repurchases & Dividend

2019 Production Guidance Increased; LOE and G&A Expense Guidance Decreased

•	Releasing 7 Rigs in the South by Year-End 2019 Due to Springer & Woodford Efficiency Gains

$92 Million of Share Repurchases Executed through August 2, 2019

$236.6 Million in Net Income in 2Q19, or $0.63 per Diluted Share

•	$219.1 Million Adjusted Net Income in 2Q19, or $0.59 per Diluted Share (Non-GAAP)

193,586 Average Daily 2Q19 Oil Production; up 23% over 2Q18

331,414 Boepd Average Daily 2Q19 Production; up 17% over 2Q18

Bakken: 149,078 Average Daily 2Q19 Oil Production; Up 22% over 2Q18

•	Announces 60-Well Long Creek Bakken Unit Development

South: 36,337 Average Daily 2Q19 Oil Production; Up 35% over 2Q18

•	SpringBoard Oil Growth on Track: Avg. ~19,000 Bopd in July; Targeting 22,000 Bopd in 4Q19

$85 Million Divestiture of Eastern STACK Water Handling Facility

Oklahoma City, August 5, 2019 - Continental Resources, Inc. (NYSE: CLR) (the Company) today announced second quarter 2019 operating and financial results.

The Company reported net income of $236.6 million, or $0.63 per diluted share, for the quarter ended June 30, 2019. The Company’s net income includes certain items typically excluded by the investment community in published estimates, the result of which is referred to as “adjusted net income.” In second quarter 2019, these typically excluded items in aggregate represented $17.4 million, or $0.04 per diluted share, of Continental’s reported net income. Adjusted net income for second quarter 2019 was $219.1 million, or $0.59 per diluted share (non-GAAP). Net cash provided by operating activities for second quarter 2019 was $783.4 million and EBITDAX was $858.0 million (non-GAAP).

Adjusted net income, adjusted net income per share, EBITDAX, net debt, net sales prices and cash general and administrative (G&A) expenses per barrel of oil equivalent (Boe) presented herein are non-GAAP financial measures. Definitions and explanations for how these measures relate to the most directly comparable U.S. generally accepted accounting principles (GAAP) financial measures are provided at the conclusion of this press release.

“Since announcing our total shareholder return strategy, $92 million in share repurchases have been executed by the Company. This reflects Continental’s alignment with shareholders and commitment to delivering value and returns,” said Harold Hamm, Chairman and Chief Executive Officer.

Production Update: 2Q19 Average Daily Oil Production up 23% over 2Q18

Second quarter 2019 oil production increased 23% over second quarter 2018, averaging 193,586 barrels of oil per day (Bopd). Second quarter 2019 total production increased 17% over second quarter 2018, averaging 331,414 Boe per day (Boepd). Second quarter 2019 natural gas production increased 9% over second quarter 2018, averaging 827.0 million cubic feet per day (MMcfpd). The following table provides the Company’s average daily production by region for the periods presented.

	2Q	1Q	2Q	YTD	YTD
Boe per day	2019	2019	2018	2019	2018
Bakken	194,014	199,423	158,119	196,704	159,729
SCOOP	71,471	67,659	64,786	69,576	63,406
STACK	57,209	56,513	51,722	56,863	52,515
All other	8,720	8,641	9,432	8,680	10,075

Total	331,414	332,236	284,059	331,823	285,725

2019 Production Guidance Increased; LOE and G&A Expense Guidance Decreased

The Company improved 2019 annual oil production guidance to 195,000 to 200,000 Bopd, versus previous guidance of 190,000 to 200,000 Bopd. The Company also increased natural gas production guidance to 820,000 to 840,000 MMcfpd, versus previous guidance of 790,000 to 810,000 Mcfpd. In addition, the Company is releasing 7 rigs in the South by year-end 2019 due to Springer & Woodford efficiency gains.

Total G&A expense, which is comprised of cash and non-cash G&A expense, has been lowered to $1.55 to $1.85 per Boe for 2019, a reduction from the previous guidance of $1.70 to $2.00. Of this total, cash G&A expense is expected to be $1.15 to $1.35 per Boe, a reduction from the previous guidance of $1.25 to $1.45. Non-cash compensation expense per Boe is expected to be $0.40 to $0.50, a reduction from the previous guidance of $0.45 to $0.55. The Company is also lowering its 2019 guidance for production expense per Boe to $3.50 to $4.00 per Boe for the year, a reduction from the previous guidance of $3.75 to $4.25.

The Company is guiding natural gas differentials wider based on lower NGL realizations and expects natural gas differentials to be in a range of ($0.50) to ($1.00) per Mcf in 2019, a change from the previous guidance of $0.00 to ($0.50). The Company is also guiding production tax to approximately 8.5% due to the higher level of production in North Dakota.

The Company’s full 2019 revised guidance is stated at the conclusion of this press release.

$92 Million of Share Repurchases Executed through August 2, 2019

As previously announced, the Company’s Board of Directors authorized an initial share-repurchase program of up to $1 billion. The share-repurchase program commenced in the second quarter 2019 and is expected to continue through 2020. Share repurchases will be made at times and levels deemed appropriate by Company management. The Company intends to purchase shares under the program opportunistically using available funds while maintaining sufficient liquidity to fund operating needs, capital program, and dividend payments. As of August 2, 2019, the Company has executed $92 million of share repurchases for 2.4 million shares.

As also previously announced as part of the Company’s total shareholder return strategy, the Company’s Board of Directors approved the initiation of a quarterly dividend of $0.05 per share on the Company’s outstanding common stock, payable on November 21, 2019 to stockholders of record on November 7, 2019.

$85 Million Divestiture of Eastern STACK Water Handling Facility

As previously announced, the Company sold its eastern STACK water handling facilities in Blaine County, Oklahoma for $85 million to Lagoon Water Solutions. The Company owns and operates three additional water handling facilities in Oklahoma as well as ten additional systems in the Bakken.

Bakken: 149,078 Average Daily 2Q19 Oil Production; Up 22% over 2Q18

In second quarter 2019, average daily Bakken oil production increased 22% over second quarter 2018, averaging 149,078 Bopd. The Company’s second quarter 2019 total Bakken production increased 23% over second quarter 2018, averaging 194,014 Boepd. The Company completed 35 gross (23 net) operated wells with first production during the quarter.

The Company is developing the Long Creek Bakken Unit, which covers 10-square miles and includes approximately 6,400 gross (5,600 net) contiguous acres. The Company anticipates up to 56 wells will be drilled in Long Creek, with 5 existing producers. The Company will operate these wells with an average working interest of approximately 87%. First production is expected in third quarter 2020, with oil production expected to peak in the second half of 2021 at up to 20,000 Bopd. Pipeline infrastructure is currently being constructed to handle all produced volumes.

“The Long Creek Bakken Unit is another high impact oil project for Continental, much like our Project SpringBoard in Oklahoma. Forming this large unit allows Continental to maximize the value of these assets by capitalizing on the efficiencies that come with row development,” said Jack Stark, President.

South: 36,337 Average Daily 2Q19 Oil Production; Up 35% over 2Q18

In second quarter 2019, average daily South oil production increased 35% over second quarter 2018, averaging 36,337 Bopd. This increase was driven by the strategic shift to oil-weighted assets and commencing Project SpringBoard in 2018. The Company’s second quarter 2019 total South production increased 10% over second quarter 2018, averaging 128,777 Boepd. In second quarter 2019, the Company completed 22 gross (16 net) operated wells with first production in the South.

The Company is on track to achieve its SpringBoard oil production growth target of 18,000 Bopd in third quarter 2019. The Company’s SpringBoard oil production averaged approximately 19,000 Bopd in July 2019. The Company is targeting 22,000 Bopd from SpringBoard in fourth quarter 2019. The Company expects to bring approximately 30 additional SpringBoard wells on line in the second half of 2019.

Financial Update

“Continental is performing at a high level with significant net income driven by solid corporate returns and production. Additionally, we continue to realize strong free cash flow and have commenced our share-repurchase program, which we believe will further enhance shareholder value,” said John Hart, Chief Financial Officer.

As of June 30, 2019, the Company’s balance sheet included approximately $206.5 million in cash and cash equivalents, $5.77 billion in total debt and $5.56 billion in net debt (non-GAAP).

In second quarter 2019, the Company’s average net sales prices excluding the effects of derivative positions were $54.66 per barrel of oil and $1.66 per Mcf of gas, or $36.03 per Boe. Production expense per Boe was $3.74 for second quarter 2019. Total G&A expenses per Boe were $1.57 for second quarter 2019.

The Company’s second quarter 2019 crude oil differential was $5.11 per barrel below the NYMEX daily average for the period. The wellhead natural gas price for second quarter 2019 was $0.98 per Mcf below the average NYMEX Henry Hub benchmark price.

As of August 2, 2019, the Company has realized approximately $43 million of cash gains from its natural gas hedges. For the balance of 2019, natural gas is hedged 577,000 MMBtus per day at an average NYMEX Henry Hub price of $2.80. As of August 2, 2019, the Company’s unrealized non-cash mark-to-market gain on its natural gas hedges totaled approximately $41 million.

Non-acquisition capital expenditures for second quarter 2019 totaled approximately $688.8 million, including $569.7 million in exploration and development drilling and completion, $22.6 million in leasehold, $43.8 million in minerals, of which 80% was recouped from Franco-Nevada, and $52.7 million in workovers, recompletions and other.

The following table provides the Company’s production results, per-unit operating costs, results of operations and certain non-GAAP financial measures for the periods presented. Average net sales prices exclude any effect of derivative transactions. Per-unit expenses have been calculated using sales volumes.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Average daily production:
Crude oil (Bbl per day)	193,586	157,116	193,753	160,458
Natural gas (Mcf per day)	826,969	761,653	828,422	751,603
Crude oil equivalents (Boe per day)	331,414	284,059	331,823	285,725
Average net sales prices (non-GAAP), excluding effect from derivatives: (1)
Crude oil ($/Bbl)	$54.66	$63.35	$52.36	$61.14
Natural gas ($/Mcf)	$1.66	$2.65	$2.11	$2.81
Crude oil equivalents ($/Boe)	$36.03	$42.16	$35.79	$41.71
Production expenses ($/Boe)	$3.74	$3.49	$3.66	$3.54
Production taxes (% of net crude oil and gas sales)	8.7%	7.7%	8.4%	7.6%
DD&A ($/Boe)	$16.14	$17.29	$16.37	$17.45
Total general and administrative expenses ($/Boe) (2)	$1.57	$1.82	$1.58	$1.75
Net income attributable to Continental Resources (in thousands)	$236,557	$242,464	$423,533	$476,410
Diluted net income per share attributable to Continental Resources	$0.63	$0.65	$1.13	$1.27
Adjusted net income (non-GAAP) (in thousands) (1)	$219,136	$272,877	$435,746	$528,016
Adjusted diluted net income per share (non-GAAP) (1)	$0.59	$0.73	$1.16	$1.41
Net cash provided by operating activities (in thousands)	$783,396	$753,802	$1,504,904	$1,639,993
EBITDAX (non-GAAP) (in thousands) (1)	$858,019	$896,654	$1,712,804	$1,772,850

(1)

Net sales prices, adjusted net income, adjusted diluted net income per share, and EBITDAX represent non-GAAP financial measures. Further information about these non-GAAP financial measures as well as reconciliations to the most directly comparable U.S. GAAP financial measures are provided subsequently under the header Non-GAAP Financial Measures.

(2)

Total general and administrative expense is comprised of cash general and administrative expense and non-cash equity compensation expense. Cash general and administrative expense per Boe was $1.17, $1.41, $1.18, and $1.33 for 2Q 2019, 2Q 2018, YTD 2019, and YTD 2018, respectively. Non-cash equity compensation expense per Boe was $0.40, $0.41, $0.40, and $0.42 for 2Q 2019, 2Q 2018, YTD 2019, and YTD 2018, respectively.

Second Quarter Earnings Conference Call

The Company plans to host a conference call to discuss second quarter 2019 results on Tuesday, August 6, 2019 at 12:00 p.m. ET (11:00 a.m. CT). Those wishing to listen to the conference call may do so via the Company’s website at www.CLR.com or by phone:

Time and date:	12 p.m. ET, Tuesday, August 6, 2019
Dial-in:	1-888-317-6003
Intl. dial-in:	1-412-317-6061
Conference ID:	8142074

A replay of the call will be available for 14 days on the Company’s website or by dialing:

Replay number:	1-877-344-7529
Intl. replay:	1-412-317-0088
Conference ID:	10132642

The Company plans to publish a second quarter 2019 summary presentation to its website at www.CLR.com prior to the start of its conference call on August 6, 2019.

About Continental Resources

Continental Resources (NYSE: CLR) is a top 10 independent oil producer in the U.S. Lower 48 and a leader in America’s energy renaissance. Based in Oklahoma City, Continental is the largest leaseholder and the largest producer in the nation’s premier oil field, the Bakken play of North Dakota and Montana. The Company also has significant positions in Oklahoma, including its SCOOP Woodford and SCOOP Springer discoveries and the STACK plays. With a focus on the exploration and production of oil, Continental has unlocked the technology and resources vital to American energy independence and our nation’s leadership in the new world oil market. In 2019, the Company will celebrate 52 years of operations. For more information, please visit www.CLR.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the Company’s business and statements or information concerning the Company’s future operations, performance, financial condition, production and reserves, schedules, plans, timing of development, rates of return, budgets, costs, business strategy, objectives, and cash flows are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget,” “target,” “plan,” “continue,” “potential,” “guidance,” “strategy,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Forward-looking statements are based on the Company’s current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Although the Company believes these assumptions and expectations are reasonable, they are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate. The risks and uncertainties include, but are not limited to, commodity price volatility; the geographic concentration of our operations; financial market and economic volatility; the inability to access needed capital; the risks and potential liabilities inherent in crude oil and natural gas drilling and production and the availability of insurance to cover any losses resulting therefrom; difficulties in estimating proved reserves and other reserves-based measures; declines in the values of our crude oil and natural gas properties resulting in impairment charges; our ability to replace proved reserves and sustain production; our ability to pay future dividends or complete share repurchases; the availability or cost of equipment and oilfield services; leasehold terms expiring on undeveloped acreage before production can be established; our ability to project future production, achieve targeted results in drilling and well operations and predict the amount and timing of development expenditures; the availability and cost of transportation, processing and refining facilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing; increased market and industry competition, including from alternative fuels and other energy sources; and the other risks described under Part I, Item 1A. Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, registration statements and other reports filed from time to time with the SEC, and other announcements the Company makes from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, the Company undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

We use the term “EUR” or “estimated ultimate recovery” to describe potentially recoverable oil and natural gas hydrocarbon quantities. We include these estimates to demonstrate what we believe to be the potential for future drilling and production on our properties. These estimates are by their nature much more speculative than estimates of proved reserves and require substantial capital spending to implement recovery. Actual locations drilled and quantities that may be ultimately recovered from our properties will differ substantially. EUR data included herein remain subject to change as more well data is analyzed.

Investor Contact:	Media Contact:
Rory Sabino	Kristin Thomas
Vice President, Investor Relations	Senior Vice President, Public Relations
405-234-9620	405-234-9480
Rory.Sabino@CLR.com	Kristin.Thomas@CLR.com

Lucy Guttenberger
Investor Relations Analyst
405-774-5878
Lucy.Guttenberger@CLR.com

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	In thousands, except per share data
Revenues:
Crude oil and natural gas sales	$1,137,425	$1,137,528	$2,247,009	$2,251,380
Gain (loss) on natural gas derivatives, net	53,448	(12,685)	52,324	(2,511)
Crude oil and natural gas service operations	17,509	12,270	33,284	29,272

Total revenues	1,208,382	1,137,113	2,332,617	2,278,141

Operating costs and expenses:
Production expenses	112,430	90,171	219,396	183,133
Production taxes	93,866	83,595	180,306	164,175
Transportation expenses	53,393	47,254	102,531	96,551
Exploration expenses	3,090	303	4,927	2,023
Crude oil and natural gas service operations	11,206	7,688	18,392	12,271
Depreciation, depletion, amortization and accretion	485,621	447,200	980,641	901,578
Property impairments	21,339	29,162	46,655	62,946
General and administrative expenses	47,226	47,174	94,844	90,217
Net (gain) loss on sale of assets and other	364	(6,710)	112	(6,751)

Total operating costs and expenses	828,535	745,837	1,647,804	1,506,143

Income from operations	379,847	391,276	684,813	771,998
Other income (expense):
Interest expense	(68,471)	(74,288)	(136,308)	(150,182)
Other	723	708	2,077	1,362

	(67,748)	(73,580)	(134,231)	(148,820)

Income before income taxes	312,099	317,696	550,582	623,178
Provision for income taxes	(75,649)	(75,232)	(127,639)	(146,768)

Net income	236,450	242,464	422,943	476,410
Net loss attributable to noncontrolling interests	(107)	—	(590)	—

Net income attributable to Continental Resources	$236,557	$242,464	$423,533	$476,410

Net income per share attributable to Continental Resources:
Basic	$0.63	$0.65	$1.14	$1.28
Diluted	$0.63	$0.65	$1.13	$1.27

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

In thousands	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$206,482	$282,749
Other current assets	1,207,193	1,129,612
Net property and equipment (1)	14,387,960	13,869,800
Other noncurrent assets	27,787	15,786

Total assets	$15,829,422	$15,297,947

Liabilities and equity
Current liabilities	$1,368,346	$1,387,509
Long-term debt, net of current portion	5,767,316	5,765,989
Other noncurrent liabilities	1,863,925	1,722,588
Equity attributable to Continental Resources	6,483,503	6,145,133
Equity attributable to noncontrolling interests	346,332	276,728

Total liabilities and equity	$15,829,422	$15,297,947

(1)	Balance is net of accumulated depreciation, depletion and amortization of $11.78 billion and $10.81 billion as of June 30, 2019 and December 31, 2018, respectively.

Continental Resources, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
In thousands	2019	2018	2019	2018
Net income	$236,450	$242,464	$422,943	$476,410
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash expenses	552,225	576,109	1,155,816	1,145,283
Changes in assets and liabilities	(5,279)	(64,771)	(73,855)	18,300

Net cash provided by operating activities	783,396	753,802	1,504,904	1,639,993
Net cash used in investing activities	(804,674)	(715,392)	(1,557,745)	(1,343,603)
Net cash used in financing activities	(36,626)	(6,553)	(23,456)	(210,277)
Effect of exchange rate changes on cash	15	(13)	30	(26)

Net change in cash and cash equivalents	(57,889)	31,844	(76,267)	86,087
Cash and cash equivalents at beginning of period	264,371	98,145	282,749	43,902

Cash and cash equivalents at end of period	$206,482	$129,989	$206,482	$129,989

Non-GAAP Financial Measures

Adjusted net income and adjusted net income per share attributable to Continental

Our presentation of adjusted net income and adjusted net income per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted net income per share represent net income and diluted net income per share determined under U.S. GAAP without regard to non-cash gains and losses on derivative instruments, property impairments, and gains and losses on asset sales. Management believes these measures provide useful information to analysts and investors for analysis of our operating results. In addition, management believes these measures are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis without regard to an entity’s specific derivative portfolio, impairment methodologies, and property dispositions. Adjusted net income and adjusted net income per share should not be considered in isolation or as an alternative to, or more meaningful than, net income or diluted net income per share as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies. The following table reconciles net income and diluted net income per share as determined under U.S. GAAP to adjusted net income and adjusted diluted net income per share for the periods presented.

	Three months ended June 30,
	2019		2018
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income attributable to Continental Resources (GAAP)	$236,557	$0.63	$242,464	$0.65
Adjustments:
Non-cash (gain) loss on derivatives	(44,778)		17,443
Property impairments	21,339		29,162
(Gain) loss on sale of assets, net	364		(6,711)
Total tax effect of adjustments (1)	5,654		(9,481)

Total adjustments, net of tax	(17,421)	(0.04)	30,413	0.08

Adjusted net income (non-GAAP)	$219,136	$0.59	$272,877	$0.73
Weighted average diluted shares outstanding	374,009		374,505

Adjusted diluted net income per share (non-GAAP)	$0.59		$0.73

	Six months ended June 30,
	2019		2018
In thousands, except per share data	$	Diluted EPS	$	Diluted EPS
Net income attributable to Continental Resources (GAAP)	$423,533	$1.13	$476,410	$1.27
Adjustments:
Non-cash (gain) loss on derivatives	(30,592)		11,465
Property impairments	46,655		62,946
(Gain) loss on sale of assets, net	112		(6,751)
Total tax effect of adjustments (1)	(3,962)		(16,054)

Total adjustments, net of tax	12,213	0.03	51,606	0.14

Adjusted net income (non-GAAP)	$435,746	$1.16	$528,016	$1.41
Weighted average diluted shares outstanding	374,557		374,583

Adjusted diluted net income per share (non-GAAP)	$1.16		$1.41

(1)

Computed by applying a combined federal and state statutory tax rate of 24.5% in effect for 2019 and 24.0% in effect for 2018 to the pre-tax amount of adjustments associated with our operations in the United States.

Net Debt

Net debt is a non-GAAP measure. We define net debt as total debt less cash and cash equivalents as determined under U.S. GAAP. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. We believe this metric is useful to analysts and investors in determining the Company’s leverage position since the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt. This metric is sometimes presented as a ratio with EBITDAX in order to provide investors with another means of evaluating the Company’s ability to service its existing debt obligations as well as any future increase in the amount of such obligations. At June 30, 2019, the Company’s total debt was $5.77 billion and its net debt amounted to $5.56 billion, representing total debt of $5.77 billion less cash and cash equivalents of $206.5 million. From time to time the Company provides forward-looking net debt forecasts; however, the Company is unable to provide a quantitative reconciliation of the forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure of total debt because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

EBITDAX

We use a variety of financial and operational measures to assess our performance. Among these measures is EBITDAX, a non-GAAP measure. We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization and accretion, property impairments, exploration expenses, non-cash gains and losses resulting from the requirements of accounting for derivatives, non-cash equity compensation expense, and losses on extinguishment of debt as applicable. EBITDAX is not a measure of net income or net cash provided by operating activities as determined by U.S. GAAP.

Management believes EBITDAX is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. Further, we believe EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet future debt service requirements, if any. We exclude the items listed above from net income/loss and net cash provided by operating activities in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.

EBITDAX should not be considered as an alternative to, or more meaningful than, net income/loss or net cash provided by operating activities as determined in accordance with U.S. GAAP or as an indicator of a company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation of our net income to EBITDAX for the periods presented.

	Three months ended June 30,		Six months ended June 30,
In thousands	2019	2018	2019	2018
Net income	$236,450	$242,464	$422,943	$476,410
Interest expense	68,471	74,288	136,308	150,182
Provision for income taxes	75,649	75,232	127,639	146,768
Depreciation, depletion, amortization and accretion	485,621	447,200	980,641	901,578
Property impairments	21,339	29,162	46,655	62,946
Exploration expenses	3,090	303	4,927	2,023
Impact from derivative instruments:
Total (gain) loss on derivatives, net	(53,448)	12,685	(52,324)	2,511
Total cash received on derivatives, net	8,670	4,758	21,732	8,954

Non-cash (gain) loss on derivatives, net	(44,778)	17,443	(30,592)	11,465
Non-cash equity compensation	12,177	10,562	24,283	21,478

EBITDAX (non-GAAP)	$858,019	$896,654	$1,712,804	$1,772,850

The following table provides a reconciliation of our net cash provided by operating activities to EBITDAX for the periods presented.

	Three months ended June 30,		Six months ended June 30,
In thousands	2019	2018	2019	2018
Net cash provided by operating activities	$783,396	$753,802	$1,504,904	$1,639,993
Current income tax provision	—	—	—	—
Interest expense	68,471	74,288	136,308	150,182
Exploration expenses, excluding dry hole costs	3,090	303	4,927	2,022
Gain (loss) on sale of assets, net	(364)	6,711	(112)	6,751
Other, net	(1,853)	(3,221)	(7,078)	(7,798)
Changes in assets and liabilities	5,279	64,771	73,855	(18,300)

EBITDAX (non-GAAP)	$858,019	$896,654	$1,712,804	$1,772,850

Net Sales Prices

Revenues and transportation expenses associated with production from our operated properties are reported separately. For non-operated properties, we receive a net payment from the operator for our share of sales proceeds which is net of costs incurred by the operator, if any. Such non-operated revenues are recognized at the net amount of proceeds received. As a result, the separate presentation of revenues and transportation expenses from our operated properties differs from the net presentation from non-operated properties. This impacts the comparability of certain operating metrics, such as per-unit sales prices, when such metrics are prepared in accordance with U.S. GAAP using gross presentation for some revenues and net presentation for others.

In order to provide metrics prepared in a manner consistent with how management assesses the Company’s operating results and to achieve comparability between operated and non-operated revenues, we may present crude oil and natural gas sales net of transportation expenses, which we refer to as “net crude oil and natural gas sales,” a non-GAAP measure. Average sales prices calculated using net crude oil and natural gas sales are referred to as “net sales prices,” a non-GAAP measure, and are calculated by taking revenues less transportation expenses divided by sales volumes, whether for crude oil or natural gas, as applicable. Management believes presenting our revenues and sales prices net of transportation expenses is useful because it normalizes the presentation differences between operated and non-operated revenues and allows for a useful comparison of net realized prices to NYMEX benchmark prices on a Company-wide basis.

The following table presents a reconciliation of crude oil and natural gas sales (GAAP) to net crude oil and natural gas sales and related net sales prices (non-GAAP) for the periods presented.

	Three months ended June 30, 2019			Three months ended June 30, 2018
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$1,005,146	$132,279	$1,137,425	$946,884	$190,644	$1,137,528

Less: Transportation expenses	(45,981)	(7,412)	(53,393)	(40,217)	(7,037)	(47,254)

Net crude oil and natural gas sales (non-GAAP)	$959,165	$124,867	$1,084,032	$906,667	$183,607	$1,090,274
Sales volumes (MBbl/MMcf/MBoe)	17,549	75,254	30,091	14,311	69,310	25,863

Net sales price (non-GAAP)	$54.66	$1.66	$36.03	$63.35	$2.65	$42.16

	Six months ended June 30, 2019			Six months ended June 30, 2018
In thousands	Crude oil	Natural gas	Total	Crude oil	Natural gas	Total
Crude oil and natural gas sales (GAAP)	$1,916,264	$330,745	$2,247,009	$1,853,165	$398,215	$2,251,380

Less: Transportation expenses	(87,628)	(14,903)	(102,531)	(80,603)	(15,948)	(96,551)

Net crude oil and natural gas sales (non-GAAP)	$1,828,636	$315,842	$2,144,478	$1,772,562	$382,267	$2,154,829
Sales volumes (MBbl/MMcf/MBoe)	34,922	149,944	59,912	28,993	136,040	51,667

Net sales price (non-GAAP)	$52.36	$2.11	$35.79	$61.14	$2.81	$41.71

Cash General and Administrative Expenses per Boe

Our presentation of cash general and administrative (“G&A”) expenses per Boe is a non-GAAP measure. We define cash G&A per Boe as total G&A determined in accordance with U.S. GAAP less non-cash equity compensation expenses, expressed on a per-Boe basis. We report and provide guidance on cash G&A per Boe because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A per Boe is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A per Boe should not be considered as an alternative to, or more meaningful than, total G&A per Boe as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

The following table reconciles total G&A per Boe as determined under U.S. GAAP to cash G&A per Boe for the periods presented.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Total G&A per Boe (GAAP)	$1.57	$1.82	$1.58	$1.75
Less: Non-cash equity compensation per Boe	(0.40)	(0.41)	(0.40)	(0.42)

Cash G&A per Boe (non-GAAP)	$1.17	$1.41	$1.18	$1.33

Continental Resources, Inc.

2019 Guidance(1)

As of August 5, 2019

2019
Full-year average oil production	195,000 to 200,000 Bopd
Full-year average natural gas production	820,000 to 840,000 Mcfpd
Capital expenditures budget	$2.6 billion

Operating Expenses:
Production expense per Boe	$3.50 to $4.00
Production tax (% of net oil & gas revenue)	8.5%
Cash G&A expense per Boe(2)	$1.15 to $1.35
Non-cash equity compensation per Boe	$0.40 to $0.50
DD&A per Boe	$15.00 to $17.00

Average Price Differentials:
NYMEX WTI crude oil (per barrel of oil)	($4.50) to ($5.50)
Henry Hub natural gas (per Mcf)	($0.50) to ($1.00)

(1)	Changed items are shown in bold.
(2)

Cash G&A is a non-GAAP measure and excludes the range of values shown for non-cash equity compensation per Boe in the item appearing immediately below. Guidance for total G&A (cash and non-cash) is an expected range of $1.55 to $1.85 per Boe.